Exhibit 99.1

AGREEMENT

 TO JOINTLY FILE

SCHEDULE 13G

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

Dated: August 14, 2014

/s/ John N. Kapoor
JOHN N. KAPOOR

JOHN N. KAPOOR TRUST, DTD 9/20/89		EJ FINANCIAL/NEO MANAGMENT, L.P.

By:	/s/ John N. Kapoor	By:	/s/ John N. Kapoor
	John N. Kapoor, Trustee		John N. Kapoor, Managing
General Partner

THE JOHN AND EDITHA KAPOOR CHARITABLE FOUNDATION

By:	/s/ John N. Kapoor
John N. Kapoor, Joint Trustee